EXHIBIT 10.20

January 17, 2017

Lyons Capital, LLC (Sophisticated Consulting Services)

7239 San Salvador Dr. - Suite 100

Boca Raton, FL 33433

jason@lyonscapital.com

www.wallstconference.com

Re:	Engagement Letter - Effective Date 01/17/17

This is to confirm that Lyons Capital, LLC will be retained for consulting services set forth below, by: eWellness Healthcare Corporation. (EWLL or the “Company”) for a sixth-month term commencing on the date hereof:

Lyons Capital, LLC (“Lyons Capital” or the “Consultant”) will receive 75,000 restricted Rule 144 shares (the “Shares”) in consideration for Services being rendered.

Services rendered will include; Introductions to Brokers, Research coverage, Funds, Investment Banking firms, Market makers and Business developments opportunities (collectively, the “Professionals”). Lyons Capital is not a Broker/Dealer and will not be acting as one. Lyons Capital does not engage in web base, hype promotion.

Lyons Capital guarantees at least an introduction to over 100 such Professionals and a presentation speaking slot with a Gold sponsorship at the 2017 Wall Street Conference.

The Company undertakes and agrees to use its best efforts to remain compliant in their filings under the Securities Exchange Act of 1934 (the “Exchange Act”) and that Company counsel will issue a Rule 144 opinion after 6 months.

The Shares constitute a retainer and commencement incentive and consideration now earned, due and owing to Consultant for entering into this Agreement and allocating its professional time and resources for the benefit of the Company during the Initial Term. The Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Shares are deemed irrevocably and fully-earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date of this Agreement.

As a condition of accepting these shares for deposit to the account of Lyons Capital LLC carried by your clearing firm, you have requested this letter which serves to confirm the authenticity of the certificates evidencing the Shares referenced above.

eWellness Healthcare Corporation confirms that the above-referenced Shares are being/have been issued without encumbrance, are fully paid and non-assessable Shares and upon satisfaction of the six-month holding period set forth in Rule 144(d) will be eligible to have the restrictive legend removed and to be freely tradable. Any restrictive legend currently existing on said Share certificate, upon satisfaction of the aforementioned Rule 144(d) holding period, will be fully eligible to be lifted under the provisions of Section 4(1) of the Securities Act of 1933, as amended (the “Act”) and/or Rule 144 promulgated by the Securities and Exchange Commission under the Act. Further, there is no action, proceeding or investigation pending or threatened which questions the validity of the issuance of the Shares to Lyons Capital LLC or any of the forgoing representations.

eWellness Healthcare Corporation hereby acknowledges that for purposes of settling the contemplated sale transaction by Lyons Capital LLC that eWellness Healthcare Corporation has no claims pending that would adversely affect the settlement of any sale transaction engaged in by Lyons Capital LLC. eWellness Healthcare Corporation further acknowledges and agrees that there is no other agreement or understanding between Lyons Capital LLC and eWellness Healthcare Corporation that would preclude Lyons Capital LLC from selling or otherwise disposing of Shares represented above.

We look forward to working with you.

/s/ Jason S. Lyons
Jason S Lyons
Chairman, Lyons Capital LLC

Agreed to and Accepted by
eWellness Healthcare Corporation, by:
By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer

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